CYBER APP SOLUTIONS CORP.

485-3, Apt. 201 Yeonsu-dong, Yeonsu-gu, Incheon, South Korea 21912

Tel.  (725) 231-1001

June 17, 2021

Division of Corporation Finance

Office of Technology
U.S. Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549
www.sec.gov

Re: Cyber App Solutions Corp.

Amendment No. 1 to Registration Statement on Form S-1

Filed May 10, 2021

File No. 333-254676

Dear Mr. Edwin Kim,

We received your letter dated May 28, 2021, pursuant to the Securities Exchange Act of 1933, as amended, please find the Company’s Amendment No. 2 to its Registration Statement on Form S-1, marked to show the changes to the Company’s Amendment No. 1 to its Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 10, 2021. In addition to the Amended Registration Statement, the Company supplementally responds to all the Commission's comments as follows (the term “our” or “we” as used herein refers to the Company):

Amendment No. 1 to Registration Statement on Form S-1

Prospectus Summary, page 5

1. Please provide a summary of the material terms of the Mobile Application Developing and Intellectual Property Assignment Agreement. Discuss that the client is entitled to a full refund if the client does not accept the work.

Response:  We have provided a summary of the material terms of the Mobile Application Developing and Intellectual Property Assignment Agreement, and discussed that the client is entitled to a full refund if the client does not accept the work.

Description of Business, page 20

2. You state that you started to develop a Mental Math application which you plan to complete by June 30, 2021 and for which you have budgeted $5,000. Given that you currently have no assets, please discuss how you will fund this development. Clarify whether you will not be able to complete development without the funds from this offering.

Response:  We have discussed how we will fund this development and clarified that we will be able to complete development without the funds from this offering.

Item 16. Exhibit, page 39

3. Please file an updated consent of the independent registered accounting firm.

Response:  We have filed an updated consent of the independent registered accounting firm.

Thank you.

Sincerely,

/S/ Evgenii Pak

Evgenii Pak, President